Exhibit 99.1

Aerkomm Inc. Closes a Total of $31.5 Million In Funding

Effective S-1 Allows Aerkomm Inc. to Complete Up to $60 Million in Equity Financing at $8.50 per Share

Fremont, California, July 11, 2018 (PRNewswire) – Aerkomm Inc. (OTCQX: AKOM) (“Aerkomm” or the “Company”), today announced that it has sold a total of 3,709,873 shares of its common stock at $8.50 per share or $31,533,920.50 in gross proceeds before expenses and underwriting commissions.

As previously disclosed, the Company announced an offering of between $5 million and $69 million (including an over-subscription allotment of $9,000,000) of its common stock. Boustead Securities, LLC is sole underwriter for this “best efforts” offering. Aerkomm continues to accept subscriptions in its offering at $8.50 per share up to a maximum of $69 million. The offering will remain open till August 5, 2018 and may be extended to a date up to and including September 4, 2018, as described in its prospectus. Aerkomm, through its wholly owned operating subsidiary, Aircom Pacific, Inc., is a development stage service provider of in-flight entertainment and connectivity solutions for the airline industry.

Aerkomm Chairman and CEO Jeffrey Wun said, “We are pleased to see continued demand for our shares and look forward to closing additional rounds in the near term and completing our $69,000,000 raise.”

The Company plans to use the net proceeds of the Offering for general corporate purposes, including working capital, product development, marketing activities, expending its internal organization and other capital expenditures including, if it raises a sufficient amount of capital, the purchase of land for the building of its first ground station and data center in the Asia region.

Aerkomm's common stock is currently quoted on the OTCQX under the symbol "AKOM." The Company, as disclosed in its prospectus, applied to list its common stock for trading on a national stock exchange.

A copy of the Company's registration statement on Form S-1, including a post-effective amendment No. 2 which was declared effective by the SEC on May 7, 2018, is available on the SEC's website at http://sec.gov. The Offering will be made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Boustead Securities, LLC at 6 Venture, Suite 265, Irvine, CA 92618, via telephone at +1 949 502 4409, or via email at offerings@boustead1828.com

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aerkomm Inc.

Aerkomm Inc. (OTCQX: AKOM), operating through its wholly owned subsidiary, Aircom Pacific, Inc., is a development stage service provider of in-flight entertainment and connectivity solutions for the airline industry. The Company strives to become a leading provider of a wide range of in-flight broadband entertainment and connectivity services, including Wi-Fi connectivity, cellular networks, movies, gaming, live television, and music. Aerkomm aims to reshape the market for in-flight entertainment and connectivity services by offering on-board connectivity to its airline partners and passengers for free, generating revenue through advertising and on-board transactions.

More information about Aerkomm is available at www.aerkomm.com.

About Boustead Securities, LLC

Boustead Securities, LLC ("Boustead") is an investment banking firm that executes and advises on IPOs, mergers and acquisitions, capital raises and restructuring assignments in a wide array of industries, geographies and transactions, for a broad client base. Boustead's core value proposition is the ability to create opportunity through innovative solutions and tenacious execution. With experienced professionals in the United States and around the world, Boustead's team moves quickly and provides a broad spectrum of sophisticated financial advice and services. For more information, visit http://www.boustead1828.com/

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Registration Statement on Form S-1 filed with the SEC (SEC File No. 333-222208) on December 20, 2017, as amended most recently on May 3, 2018. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Boustead Securities, LLC Contact:

Dan McClory, Managing Director, Head of China, and Head of Equity Capital Markets
+1 (949) 502-4408
dan@boustead1828.com

Investor Relations Contacts:

Jeremy Roe, Managing Partner
Integra Consulting Group LLC
jeremy@integracg.net
+1 (925) 262-8305